EXHIBIT 5

                                                             (513) 723-4000



                               August 18, 1999



Board of Directors
Columbia Financial of Kentucky, Inc.
2497 Dixie Highway
Ft. Mitchell, Kentucky 41017

Gentlemen:

      We have acted as special counsel for Columbia Financial of Kentucky, Inc., an Ohio Corporation (the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, no par value (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to the Columbia Financial of Kentucky, Inc., 1999 Stock Option and Incentive Plan as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about August 20, 1999 (the "Registration Statement"), for the purpose of registering 266,095 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as certified by the Secretary of State of Ohio on August 17, 1999; (c) the Code of Regulations of the Company, as certified by the President and the Treasurer of the Company on August 18, 1999; (d) the Certificate of Inspector of Election for the meeting of the shareholders of the Company held on July 15, 1999; (e) the minutes of the Board of Directors of the Company dated May 13, 1999; (f) the Action by the Directors and the Stock Option Committee of the Company dated July 15, 1999; (g) a Certificate of Good Standing with respect to the Company issued by the Secretary of State of Ohio dated August 17, 1999; (h) a Certificate of the President and Treasurer of the Company dated August 18, 1999; and
(i) such other representations of the Company and its officers as we have deemed relevant.

      In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

      Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plans and in the Registration Statement (when it becomes effective), such Common Shares issued upon the exercise of such options will be validly issued, fully paid and non-assessable.

      This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

      We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to us in the Registration Statement.

                                       Very truly yours,



                                       VORYS, SATER, SEYMOUR AND PEASE LLP